EXHIBIT 5.1

May 23, 2007

WaMu Asset Acceptance Corp.
1301 Second Avenue, WMC 3501A,
Seattle, Washington 98101

Ladies and Gentlemen:

Re:       Washington Mutual  Mortgage Pass-Through Certificates, WMALT Series 2007-OA4

        At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-141255), filed by WaMu Asset Acceptance Corp., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on March 13, 2007 and declared effective on April 11, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $467,571,100 aggregate principal amount (approximate) of Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-OA4 (the "Certificates").  The Certificates will be issued pursuant to a Pooling and Servicing Agreement dated as of May 1, 2007 (the "Pooling Agreement"), as more particularly described in the prospectus dated April 17, 2007 (the "Base Prospectus") and the prospectus supplement dated May 23, 2007(the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus") relating to the Certificates.

        We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

        Based on such examination, we are of the opinion that when the Certificates have been duly authorized by appropriate corporate action and have been duly executed, authenticated and delivered against payment therefor as described in the Prospectus and the Pooling Agreement, the Certificates will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        The foregoing opinion is limited to matters arising under the federal laws of the United States of America, the laws of the State of New York and the laws of the State of Delaware.  Further, we express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or as to any matters arising thereunder or relating thereto.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not consider that we are "experts" within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP